EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS EARNINGS
Record Annual EPS of $1.40.  Quarterly EPS of $0.38

Brooklyn, NY – January 26, 2012 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company" or “Dime”), the parent company of The Dime Savings Bank of Williamsburgh (the “Bank”), today reported financial results for the quarter and fiscal year ended December 31, 2011.

Consolidated net income for the quarter ended December 31, 2011 was $12.7 million, or 38 cents per diluted share, compared to $11.2 million, or 33 cents per diluted share, for the quarter ended September 30, 2011, and $10.6 million, or 31 cents per diluted share, for the quarter ended December 31, 2010.  The linked-quarter EPS growth of $0.05 reflected both a $0.03 non-recurring recovery of a reserve for uncertain tax positions, and a lower loan loss provision that benefited EPS by $0.01.

Net income was $47.3 million, or $1.40 per diluted share, for the year ended December 31, 2011. Diluted EPS represented the highest annual level achieved by the Company since its initial public offering in 1996.  Net income of $47.3 million represented an increase of 14% over the year ended December 31, 2010.

Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, “We are extremely pleased to end 2011 recording the highest level of annual EPS, and the second highest quarterly EPS, since our 1996 initial public offering.  These results reflected the ongoing strengths of our franchise, mainly strong credit quality, operational efficiency, and a healthy deposit marketplace.  Due to both our continued active workout efforts on problem credits, and a reduction in accruing loans between 30 and 89 days delinquent, we were able to reduce our loan loss provisioning during 2011 compared to 2010, which also significantly benefited 2011 earnings.  As we will mention later in this release, while posting record EPS in 2011, we were still able to grow both tangible and risk-based capital ratios.  Once again, on behalf of senior management and the Board of Directors, I want to thank our officers and employees for all of their efforts in making 2011 such a success.”

OPERATING RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2011

Net Interest Margin
Linked quarter net interest margin (“NIM”) declined 4 basis points from 3.58% to 3.54%.  Regarding individual components of NIM, the average yield on real estate loans declined by 14 basis points linked quarter, to 5.62%.  The cost of interest bearing deposits declined by 5 basis points, and the cost of borrowed funds declined by 14 basis points, both linked quarter.

Core NIM (excluding loan prepayment fees) declined 11 basis points from 3.44% to 3.33%.  The decrease was due to a 21 basis point decline in the yield on real estate loans (exclusive of prepayment fee income).  While prepayment fee income is generally favorable to the Bank, the growth in refinance activity associated with increased prepayment fees would be expected to adversely impact NIM in 2012.

The Company elected to moderate asset and loan portfolio growth in 2011.  As a result, both consolidated Company and Bank capital grew, providing future leverage opportunity.  Competition for in-market deposits remains favorable, while competition in the New York City multifamily lending market has increased significantly from both existing and new participants.  As a result,  offering rates on new 12-month certificates of deposit ("CDs") have ranged between 50 and 75 basis points, while offering rates on the Bank's standard 5-year repricing multifamily loans have dropped to the 3.50% to 3.75% range.  Despite the spread between marginal funding costs and origination rates remaining at the high end of its historical range, the Bank remains measured in its approach to growing the loan portfolio through this period of aggressive marketplace competition and very low interest rates.  Nonetheless, even absent any significant growth in assets, the Bank's profit outlook remains good.

Net Interest Income
Net interest income was $34.1 million in the quarter ended December 31, 2011, relatively unchanged from the third quarter of 2011 and down approximately 3% from the $35.1 million reported in the fourth quarter of 2010. Prepayment fee income totaled $1.8 million during the December 2011 quarter, up from $1.2 million recognized in the September 2011 quarter and $818,000 during the December 31, 2010 quarter.  Absent this additional prepayment fee income, net interest income would have declined 2% from the September 2011 quarter to the December 2011 quarter and 6% from the December 2010 quarter to the December 2011 quarter, primarily reflecting reductions in interest income on real estate loans and mortgage-backed securities.

Interest Rate Risk
The Company modified approximately $252.5 million of shorter-term, putable advances from December 2010 through September 30, 2011.  This activity helped to reduce the average cost of the Company's borrowings by 31 basis points from the quarter ended December 31, 2010 to the quarter ended December 31, 2011.  At December 31, 2011, approximately 55% ($619.5 million) of the Company's borrowings were scheduled to mature or reprice after December 31, 2014, which would help to stabilize the NIM in a period of rapidly rising short-term rates.

At December 31, 2011, the Company had $375.0 million of putable borrowings outstanding, with a weighted average maturity of 4.6 years.  Since the weighted average cost of these borrowings is 4.1%, they are not anticipated to be called in the near term.

Provision/Allowance For Loan Losses
At December 31, 2011, the allowance for loan losses as a percentage of total loans stood at 0.58%, down 5 basis points from the prior quarter.  During the quarter ended December 31, 2011, the Company recognized $2.9 million of charge-offs, a large portion resulting from the resolution of a few problem loans.  During the most recent quarter the Bank did not recognize any material new delinquencies.  In addition, a portion of loans delinquent between 30 and 89 days at September 30, 2011 migrated into non-accrual status during the December 31, 2011 quarter.  As a result, loans delinquent between 30 and 89 days declined $24.6 million during the December 2011 quarter.   This reduction, combined with the resolution of several non-accrual loans during the December 2011 quarter, led to a $676,000 decrease in the loan loss provision during the December 2011 quarter compared to the September 2011 quarter.  Since the net charge-off activity exceeded the provision during the December 2011 quarter, the allowance balance declined $1.3 million (or 5 basis points of total loans) from September 30, 2011 to December 31, 2011.

Non-Interest Income
Non-interest income was $2.1 million for the quarter ended December 31, 2011, substantially unchanged from the previous quarter.

Non-Interest Expense
Non-interest expense was $14.8 million in the quarter ended December 31, 2011, down $183,000 from the prior quarter, reflecting reductions in marketing, deposit insurance, and occupancy and equipment expenses.

Non-interest expense was 1.46% of average assets during the most recent quarter, resulting in an efficiency ratio of 40.8%.  This remains among the lowest efficiency ratios in the industry, and a longstanding hallmark of Dime.

Income Tax Expense
During the quarter ended December 31, 2011, the Company concluded that a reserve for an uncertain tax position (formerly known as FASB FIN 48) was no longer warranted, resulting in a $1.1 million reduction in income tax expense during the period.  Excluding this item, the Company's consolidated effective tax rate was 41.6% during the December 31, 2011 quarter, relatively unchanged from the September 2011 quarter, and slightly below the 42.3% level recognized in the December 2010 quarter.

BALANCE SHEET
Total assets were $4.02 billion at December 31, 2011, a reduction of $18.7 million from September 30, 2011, largely due to a reduction of $77.4 million in cash and due from banks that was partially offset by increases of approximately $35.2 million in agency investment securities available for sale, and $26.1 million in real estate loans.  On the funding side, deposits declined by $40.9 million during the December 2011 quarter, and escrow funds declined $20.5 million, reflecting semi-annual tax payments made in December of each year.   These declines were partially offset by $55.0 million of additional FHLBNY advances.  All balances are as of period end.

Real Estate Loans
Real estate loans increased $26.1 million during the most recent quarter.  Real estate loan originations were $204.0 million during the most recent quarter, at an average rate of 4.22%.  Loan amortization and satisfactions totaled $164.2 million, or 19.0% of the average portfolio balance on an annualized basis.    The average rate on amortized or satisfied loan balances during the most recent quarter was 6.02%.  The loan pipeline stood at $114.2 million at December 31, 2011, with a weighted average rate of 4.21%.  As a result of the Company's election to remain selective in its lending activities throughout 2011, the NIM held up reasonably well during most of 2011, despite historically low lending rates.  The effect of low loan rates began to be reflected in the portfolio yield more significantly in the most recent quarter.  The average yield on the loan portfolio (excluding prepayment income) during the quarter ended December 31, 2011 was 5.39%, compared to 5.61% during the September 2011 quarter and 5.78% during the December 2010 quarter.

Credit Summary
Non-accrual loans were $26.0 million, or 0.75% of total loans, at December 31, 2011, up from $17.5 million, or 0.51% of loans, at September 30, 2011.  The increase resulted primarily from ten delinquent accruing loans totaling $9.2 million as of September 30, 2011, which were placed on non-accrual status during the December 2011 quarter due to either further deterioration or prolonged lack of improvement in their credit status.  Loans delinquent between 30 and 89 days and accruing interest were $9.3 million, or approximately 0.27% of total loans, at December 31, 2011, compared to $33.9 million, or 1.0% of loans, at September 30, 2011.

The sum of non-performing assets and accruing loans past due 90 days or more represented 8.9% of tangible capital plus the allowance for loan losses (a statistic otherwise known as the "Texas Ratio") at December 31, 2011 (see table on page 13).  This number compares very favorably to both industry and regional averages.  At December 31, 2011, the Company has no recorded balance of other real estate owned.

Within the $308.1 million remaining in the pool of loans sold to Fannie Mae with recourse exposure, total loans 30 days or more delinquent approximated $2.1 million at December 31, 2011, unchanged from the level at September 30, 2011.

Deposits and Borrowed Funds
Deposits decreased $40.9 million from September 30, 2011 to December 31, 2011, reflecting a reduction of $51.0 million in promotional CDs that matured during the quarter.  Given the Bank's strong liquidity position, management chose not to bid aggressively to retain these deposits.  Core (non-CD) deposits increased $10.1 million, led by growth in savings and non-interest bearing checking balances of $6.1 million and $5.6 million, respectively.  At December 31, 2011, average deposit balances approximated $90.1 million per branch.  The Bank remains selective in the products, rates and terms on which it competes for deposits, focusing on products that encourage long-term customer retention, and discouraging renewals of promotional deposits in cases where customer relationships have not proved durable.

During the December 2011 quarter, the Company borrowed $55.0 million of one-year fixed FHLBNY advances at a cost of 0.30% to help fund $40.9 million of attrition in deposits as well as other year-end cash operating items.  These borrowings were short-term in nature, and are currently expected to be replaced with deposits added during the year ending December 31, 2012.

Capital
Dime continues to grow tangible capital through retained earnings and limited asset growth.  The Bank’s tangible capital ratio was 9.11% at December 31, 2011, up 27 basis points from 8.84% at September 30, 2011.  The Bank's tier-one risk-based capital was 11.56% at December 31, 2011, up from 11.49% at September 30, 2011, and its total risk-based capital ratio was 12.24% at December 31, 2011, relatively unchanged from September 30, 2011.

At the Company, consolidated tangible capital was 7.95% of tangible assets at December 31, 2011, up 29 basis points from September 30, 2011.  The Company also has approximately $70.0 million of trust preferred securities that were issued as debt, which, when added to Tier 1 (tangible) capital, increases its consolidated Tier 1 (tangible) capital ratio to approximately 9.4%.

Reported earnings per share exceeded the quarterly cash dividend rate per share by 171% during the most recent quarter, a 37% payout rate.  Tangible book value per share increased $0.26 sequentially during the most recent quarter, to $8.97 at December 31, 2011.  This growth was fueled by a return of approximately 16.4% on average tangible equity during the most recent quarter.

OUTLOOK FOR THE QUARTER ENDING MARCH 31, 2012
There is no immediate intention to meaningfully grow the loan portfolio at present rates, thus the Company expects to maintain its current pace of loan originations through the first quarter of 2012, with the goal of maintaining the absolute level of the loan portfolio – currently approximately $3.45 billion. Funding for loan originations is currently forecasted to come primarily from anticipated deposit inflows, loan amortization and loan satisfactions.  The Company is operating at a strong level of profitability and will continue to grow capital, which will be available for leverage at an appropriate time in the future.

Loans contractually scheduled to mature or reprice during the year ending December 31, 2012 total $287.5 million at an average rate of 5.65%, of which $69.0 million, at an average rate of 5.00%, are scheduled to mature or reprice during the quarter ending March 31, 2012.  Satisfaction and amortization rates (including prepayments and loan refinancing activity), which approximated 19.0% on an annualized basis during the most recent quarter, are expected to remain in the 15 - 20% annualized range during the March 2012 quarter.

The loan commitment pipeline was approximately $114.2 million at December 31, 2011, with an approximate weighted average rate of 4.21%, and was comprised primarily of multifamily residential loans.

On the liability side, deposit funding costs are expected to remain near current historically low levels through the first quarter of 2012.  The Bank has $561.2 million of CDs maturing at an average cost of 1.24% during the year ending December 31, 2012, of which $107.3 million at an average cost of 0.97% are expected to mature during the March 2012 quarter.  Offering rates on 12-month term CDs currently range between 50 and 75 basis points.  There are no borrowings scheduled to mature or reprice during the first quarter of 2012, although the Bank will continue to look for opportunities to restructure its borrowed funds portfolio in order to either enhance profitability or reduce interest rate risk.

Assuming current levels hold for delinquent and troubled loans, management expects loan loss provisioning to remain at, or slightly below, the levels recorded during the 2011 quarterly periods.

Operating expenses for the March 2012 quarter are expected to approximate $16.5 million, with most of the increase from the December 2011 quarter coming from compensation and benefits increases and the normalization of marketing expenses.  Absent any unforeseen items, $16.5 million should approximate the quarterly non-interest expense level throughout 2012.

The Company projects that the consolidated effective tax rate will approximate 41.0% for the March 2012 quarter.

ABOUT DIME COMMUNITY BANCSHARES
The Company (Nasdaq: DCOM) had $4.02 billion in consolidated assets as of December 31, 2011, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-six branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	December 31,	September 30,	December 31,
	2011	2011	2010
ASSETS:
Cash and due from banks	$43,309	$120,703	$86,193
Investment securities held to maturity	6,511	7,173	6,641
Investment securities available for sale	174,868	139,626	85,642
Trading securities	1,774	1,675	1,490
Mortgage-backed securities available for sale	93,877	105,695	144,518
Federal funds sold and other short-term investments	951	-	4,536
Real Estate Loans:
One-to-four family and cooperative apartment	100,712	102,092	116,740
Multifamily and underlying cooperative (1)	2,599,456	2,547,120	2,497,339
Commercial real estate (1)	751,586	767,708	833,314
Construction and land acquisition	3,199	10,588	15,238
Unearned discounts and net deferred loan fees	3,463	4,801	5,013
Total real estate loans	3,458,416	3,432,309	3,467,644
Other loans	2,449	2,244	2,540
Allowance for loan losses	(20,254)	(21,539)	(19,166)
Total loans, net	3,440,611	3,413,014	3,451,018
Loans held for sale	3,022	642	3,308
Premises and fixed assets, net	32,646	32,695	31,613
Federal Home Loan Bank of New York capital stock	49,489	47,014	51,718
Other real estate owned, net	-	-	-
Goodwill	55,638	55,638	55,638
Other assets	118,484	115,990	117,980
TOTAL ASSETS	$4,021,180	$4,039,865	$4,040,295
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$141,079	$135,454	$125,730
Interest Bearing Checking	99,308	100,438	108,078
Savings	353,708	347,633	329,182
Money Market	772,055	772,544	727,939
Sub-total	1,366,150	1,356,069	1,290,929
Certificates of deposit	977,551	1,028,548	1,059,652
Total Due to Depositors	2,343,701	2,384,617	2,350,581
Escrow and other deposits	71,812	92,345	68,542
Securities sold under agreements to repurchase	195,000	195,000	195,000
Federal Home Loan Bank of New York advances	939,775	884,775	990,525
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	39,178	57,656	36,233
TOTAL LIABILITIES	3,660,146	3,685,073	3,711,561
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,566,098 shares, 51,470,184 shares and 51,219,609 shares issued at December 31, 2011, September 30, 2011 and December 31, 2010, respectively,and 35,109,045 shares, 35,013,131 shares and 34,593,180 shares outstanding at December 31, 2011,September 30, 2011 and December 31, 2010, respectively)	516	515	512
Additional paid-in capital	231,521	230,196	225,585
Retained earnings	358,079	350,093	329,668
Unallocated common stock of Employee Stock Ownership Plan	(3,239)	(3,297)	(3,470)
Unearned common stock of Restricted Stock Awards	(3,037)	(3,476)	(2,684)
Common stock held by the Benefit Maintenance Plan	(8,655)	(8,655)	(7,979)
Treasury stock (16,457,053 shares, 16,457,053 shares and 16,626,429 shares at December 31, 2011, September 30, 2011 and December 31, 2010, respectively)	(204,442)	(204,441)	(206,546)
Accumulated other comprehensive loss, net	(9,709)	(6,143)	(6,352)
TOTAL STOCKHOLDERS' EQUITY	361,034	354,792	328,734
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,021,180	$4,039,865	$4,040,295

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis upon the discrete composition of their underlying real estate collateral.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Interest income:
Loans secured by real estate	$48,409	$49,139	$50,752	$200,034	$202,591
Other loans	23	24	26	97	123
Mortgage-backed securities	1,069	1,192	1,621	5,043	7,820
Investment securities	382	321	268	1,401	1,277
Federal funds sold and other short-term investments	551	640	857	2,641	2,983
Total interest income	50,434	51,316	53,524	209,216	214,794
Interest expense:
Deposits and escrow	6,050	6,498	7,005	26,131	29,991
Borrowed funds	10,257	10,646	11,385	43,583	49,422
Total interest expense	16,307	17,144	18,390	69,714	79,413
Net interest income	34,127	34,172	35,134	139,502	135,381
Provision for loan losses	1,541	2,217	3,262	6,846	11,209
Net interest income after
provision for loan losses	32,586	31,955	31,872	132,656	124,172

Non-interest income:
Service charges and other fees	827	1,172	748	3,662	3,913
Mortgage banking income (loss) , net	136	136	240	569	1,069
Other than temporary impairment ("OTTI") charge on securities (1)	(32)	(59)	(163)	(727)	(2,475)
Gain (loss) on sale of other real estateowned and other assets	-	14	9	28	627
Gain (loss) on trading securities	71	(150)	46	(26)	289
Other	1,134	1,036	1,140	4,423	4,632
Total non-interest income (loss)	2,136	2,149	2,020	7,929	8,055
Non-interest expense:
Compensation and benefits	9,196	8,662	9,300	36,600	35,224
Occupancy and equipment	2,388	2,649	2,276	10,129	9,372
Federal deposit insurance premiums	455	591	997	2,618	4,096
Other	2,742	3,062	3,029	12,341	13,285
Total non-interest expense	14,781	14,964	15,602	61,688	61,977

Income before taxes	19,941	19,140	18,290	78,897	70,250
Income tax expense	7,214	7,976	7,730	31,588	28,861

Net Income	$12,727	$11,164	$10,560	$47,309	$41,389

Earnings per Share:
Basic	$0.38	$0.33	$0.32	$1.40	$1.24
Diluted	$0.38	$0.33	$0.31	$1.40	$1.24

Average common shares outstanding
for Diluted EPS	33,926,905	33,881,323	33,538,319	33,801,427	33,366,562

(1) Total OTTI charges on securities are summarized as follows for the periods presented:
Credit component (shown above)	$32	$59	$163	$727	$2,475
Non-credit component not included in earnings	-	24	-	25	282
Total OTTI	$32	$83	$163	$752	$2,757

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.38	$0.33	$0.31	$1.40	$1.24
Return on Average Assets	1.26%	1.10%	1.05%	1.16%	1.01%
Return on Average Stockholders' Equity	14.19%	12.70%	12.94%	13.65%	13.15%
Return on Average Tangible Stockholders' Equity	16.42%	14.81%	15.29%	15.93%	15.68%
Net Interest Spread	3.31%	3.39%	3.51%	3.38%	3.34%
Net Interest Margin	3.54%	3.58%	3.71%	3.60%	3.53%
Non-interest Expense to Average Assets	1.46%	1.48%	1.55%	1.51%	1.52%
Efficiency Ratio	40.80%	40.98%	41.87%	41.64%	42.74%
Effective Tax Rate	36.18%	41.67%	42.26%	40.04%	41.08%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 10.28	$ 10.13	$ 9.50	$ 10.28	$ 9.50
Tangible Book Value Per Share	8.97	8.71	8.07	8.97	8.07

Average Balance Data:
Average Assets	$ 4,054,595	$ 4,052,159	$ 4,016,457	$ 4,093,408	$ 4,083,387
Average Interest Earning Assets	3,860,798	3,821,747	3,789,755	3,875,803	3,837,007
Average Stockholders' Equity	358,717	351,615	326,529	346,521	314,774
Average Tangible Stockholders' Equity	309,969	301,534	276,184	297,041	263,946
Average Loans	3,449,209	3,413,596	3,454,730	3,447,035	3,455,649
Average Deposits	2,354,877	2,410,033	2,353,411	2,388,172	2,357,001

Asset Quality Summary:
Net charge-offs	$ 2,863	$ 148	$ 1,211	$ 5,925	$ 13,821
Non-accrual Loans	25,952	17,468	20,168	25,952	20,168
Non-accrual Loans/ Total Loans	0.75%	0.51%	0.58%	0.75%	0.58%
Nonperforming Assets (1)	29,985	18,483	20,732	29,985	20,732
Nonperforming Assets/Total Assets	0.75%	0.46%	0.51%	0.75%	0.51%
Allowance for Loan Loss/Total Loans	0.58%	0.63%	0.55%	0.58%	0.55%
Allowance for Loan Loss/Non-accrual Loans	78.04%	123.31%	95.03%	78.04%	95.03%
Loans Delinquent 30 to 89 Days at period end	$ 9,281	$ 33,855	$ 21,483	$ 9,281	$ 21,483

Consolidated Tangible Stockholders' Equity to Tangible Assets at period end	7.95%	7.66%	7.01%	7.95%	7.01%

Regulatory Capital Ratios (Bank Only):
Leverage Capital Ratio	9.11%	8.84%	8.22%	9.11%	8.22%
Tier One Risk Based Capital Ratio	11.56%	11.49%	11.25%	11.56%	11.25%
Total Risk Based Capital Ratio	12.24%	12.23%	11.95%	12.24%	11.95%

(1) Amount comprised of total non-accrual loans (including held for sale loans), other real estate owned and the recorded balance of two pooled bank trust preferred security investments for which the Bank has not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	December 31, 2011			September 30, 2011			December 31, 2010
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,448,215	$48,409	5.62%	$3,412,553	$49,139	5.76%	$3,453,522	$50,752	5.88%
Other loans	994	23	9.26	1,043	24	9.20	1,208	26	8.61
Mortgage-backed securities	95,227	1,069	4.49	105,886	1,192	4.50	148,032	1,621	4.38
Investment securities	160,171	382	0.95	150,930	321	0.85	82,288	268	1.30
Other short-term investments	156,191	551	1.41	151,335	640	1.69	104,705	857	3.27
Total interest earning assets	3,860,798	$50,434	5.22%	3,821,747	$51,316	5.37%	3,789,755	$53,524	5.65%
Non-interest earning assets	193,797			230,412			226,702
Total assets	$4,054,595			$4,052,159			$4,016,457

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$91,704	$55	0.24%	$93,649	$66	0.28%	$99,464	$129	0.51%
Money Market accounts	771,531	1,229	0.63	775,697	1,295	0.66	727,566	1,202	0.66
Savings accounts	350,155	181	0.21	345,237	180	0.21	321,825	206	0.25
Certificates of deposit	995,611	4,585	1.83	1,053,415	4,957	1.87	1,073,640	5,468	2.02
Total interest bearing deposits	2,209,001	6,050	1.09	2,267,998	6,498	1.14	2,222,495	7,005	1.25
Borrowed Funds	1,174,368	10,257	3.47	1,171,433	10,646	3.61	1,194,118	11,385	3.78
Total interest-bearing liabilities	3,383,369	$16,307	1.91%	3,439,431	$17,144	1.98%	3,416,613	$18,390	2.14%
Non-interest bearing checking accounts	145,876			142,035			130,916
Other non-interest-bearing liabilities	166,633			119,078			142,399
Total liabilities	3,695,878			3,700,544			3,689,928
Stockholders' equity	358,717			351,615			326,529
Total liabilities and stockholders' equity	$4,054,595			$4,052,159			$4,016,457
Net interest income		$34,127			$34,172			$35,134
Net interest spread			3.31%			3.39%			3.51%
Net interest-earning assets	$477,429			$382,316			$373,142
Net interest margin			3.54%			3.58%			3.71%
Ratio of interest-earning assets to interest-bearing liabilities		114.11%			111.12%			110.92%

Deposits (including non-interest bearing checking accounts)	$2,354,877	$6,050	1.02%	$2,410,033	$6,498	1.07%	$2,353,411	$7,005	1.18%

Interest earning assets (excluding prepayment and other fees)			5.02%			5.23%			5.56%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

Non-Performing Loans	At December 31, 2011	At September 30, 2011	At December 31, 2010
One- to four-family and cooperative apartment	$793	$72	$223
Multifamily residential and mixed use residential (1)	9,295	4,542	7,548
Mixed Use Commercial (1)	4,777	3,672	1,217
Commercial real estate	11,083	6,310	11,163
Construction	-	2,865	-
Other	4	7	17
Total Non-Performing Loans (2)	$25,952	$17,468	$20,168
Other Non-Performing Assets
Other real estate owned	-	-	-
Non-performing multifamily loan held for sale	393
Non-performing construction loan held for sale	2,628
Pooled bank trust preferred securities	1,012	1,015	593
Total Non-Performing Assets	$29,985	$18,483	$20,761

Troubled Debt Restructurings not included in non-performing loans
Multifamily residential and mixed use (1)	2,427	2,440	2,098
Mixed Use Commercial (1)	1,148	1,154	1,588
Commercial real estate	37,113	28,605	8,736
Construction	-	-	-
Other	-	-	-
Total Performing Troubled Debt Restructurings ("TDRs") (3)	$40,688	$32,199	$12,422

(1) While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis upon the discrete composition of their underlying real estate collateral.

(2) Total non-performing loans include some loans that have been modified in a manner that would meet the criteria for a TDR.  These non-accruing TDR's, which totaled $8.1 million at December 31, 2011, $7.0 million at
      September 30, 2011 and $10.1 million at December 31,2010, respectively, are included in the non-performing loan table, but excluded from the TDR amount shown above.

(3) The increase from September 30, 2011 to December 31, 2011 resulted from the addition of a $9.6 million TDR loan during the period.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At December 31, 2011	At September 30, 2011	At December 31, 2010
Total Non-Performing Assets	$29,985	$18,483	$20,732
Loans over 90 days past due on accrual status (4)	3,820	4,105	8,340
PROBLEM ASSETS	$33,805	$22,588	$29,072

Tier One Capital - Dime Savings Bank of Williamsburgh	$359,838	$350,684	$326,554
Allowance for loan losses	20,254	21,539	19,166
TANGIBLE CAPITAL PLUS RESERVES	$380,092	$372,223	$345,720

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	8.9%	6.1%	8.4%

(4) These loans are expected to be either satisfied, made current or re-financed within the next twelve months, and are not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279